Exhibit 10.14

NON-QUALIFIED STOCK OPTION AGREEMENT

NON-PLAN

THIS STOCK OPTION AGREEMENT (the “Agreement”) entered into as of August ___, 2017 (the “Grant Date”) between VerifyMe, Inc. (the “Company”) and Patrick White (the “Optionee”).

WHEREAS, pursuant to the authority of the Board of Directors (the “Board”), the Company has granted the Optionee the right to purchase common stock of the Company pursuant to stock options, as a result of his Consulting Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises hereafter set forth and for other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.       Grant of Non-Qualified Stock Options. The Company irrevocably granted to the Optionee, as a matter of separate agreement and not in lieu of salary or other compensation for services, the right and option to purchase all or any part of 5,000,000 non-qualified five-year stock options of authorized but unissued or treasury common stock of the Company (the “Options”) on the terms and conditions herein set forth. The Options are not intended to be Incentive Stock Options as defined by Section 422 of the Internal Revenue Code of 1986 (the “Code”). This Agreement replaces any stock option agreement previously provided to the Optionee with respect to these Options.

2.       Price. The exercise price of the Options is $0.07 per share.

3.       Vesting - When Exercisable.

(a)       Upon execution of this Agreement, 3,000,000 options shall vest, and the balance shall vest annually in equal increments over a two-year period beginning one-year from the effective date of the Employment Agreement, subject to continued employment with the Company on each applicable vesting date. In the event of a Change of Control, as defined under clause (2), the Options shall be assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation.  If the successor corporation refuses to assume or substitute for the Options, all Options immediately prior to the closing of the Change of Control event will automatically be exercised by a net exercise of the Options, under which the Company will not require a payment of the exercise price of the Options in cash but will reduce the number of shares of stock issued upon exercise by a whole number of shares based upon the price paid per share by the successor corporation. For example, if the successor corporation pays $0.28 per share and your exercise price is $0.07, if you hold 100,000 options, the Company will issue you 75,000 shares immediately prior to the Change of Control event. If the successor corporation pays a price per share which is below the exercise price under Section 2, then the Options will terminate immediately upon the Change of Control event if they are not assumed.

Change of Control means and includes each of the following:

(1) A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities to any Person who is not an Affiliate and a replacement of the majority of the members of the Board under Section 3(a)(4) below. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934). For purposes of this definition, the term “Affiliate” shall mean any Person who is an executive officer, director or more than 10% shareholder of the Company or who, directly or indirectly, individually or through any person or entity, has the power to control the Company;

(2) A sale, transfer, or other disposition through a single transaction or a series of related transactions of all or substantially all of the assets of the Company;

(3) Any consolidation or merger of the Company, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities; or

(4) Within a 12 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

(b)       Subject to Sections 3(c) and 4 of this Agreement, the Options may be exercised prior to vesting and remain exercisable until 6:00 p.m. New York time for five years from the Grant Date (the “Expiration Date”). Provided, however, that following the Company’s ongoing private placement, the number of Options that can be exercised shall not exceed 10% of the Company’s outstanding common stock on a fully diluted basis.

(c)       However, notwithstanding any other provision of this Agreement at the option of the Board, all Options whether vested or unvested shall no longer be exercisable and will be immediately forfeited if the Board adopts a Resolution concluding that any of the following events occured:

(1)       The Optionee is dismissed as a consultant (i) for cause under the terms of a written agreement, or if there is no written agreement, (ii) based upon fraud, theft, or dishonesty, which is reflected in a written or electronic notice given to the Optionee;

(2)       The Optionee purchases or sells securities of the Company in violation of the Company’s insider trading guidelines then in effect;

(3)       The Optionee breaches any duty of confidentiality including that required by the Company’s insider trading guidelines then in effect;

(4)       The Optionee competes with the Company by soliciting customers located within or otherwise where the Company is doing business within any state, or where the Company expects to do business within three months following ceasing to perform the Services and, in this later event, the Optionee has actual knowledge of such plans;

(5)       The Optionee is unavailable for consultation after termination of the Optionee if such availability is a condition of any agreement between the Company and the Optionee;

(6)       The Optionee recruits Company personnel for another entity or business within 24 months following termination of his Consulting Agreement; or

(7)       The Optionee fails to assign any invention, technology, or related intellectual property rights to the Company if such assignment is a condition of any agreement between the Company and the Optionee;

4.       Termination of Relationship.

(a)       If for any reason, except death or disability as provided below, the Optionee is no longer a consultant of the Company, all vested Options shall remain exercisable until the Expiration Date.

(b)       If the Optionee ceases to be a consultant to the Company as a result of his death, the Optionee’s estate or any Transferee, as defined herein, shall have the right within three months from the date of the Optionee's death to exercise the Optionee’s vested Options subject to Section 3(c). For the purpose of this Agreement, “Transferee” shall mean a person to whom such shares are transferred by will or by the laws of descent and distribution.

(c)       If the Optionee ceases to be a consultant of the Company as a result of being disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Optionee shall have the right within one year to exercise the Optionee’s vested Options.

(d)       Notwithstanding anything contained in this Section 4, the Options may not be exercised after the Expiration Date.

(e)       For the purposes of this Section 4, “Company” shall include subsidiaries and/or affiliates of the Company.

(f)       Any of the Options that were not vested immediately prior to the termination of the Optionee’s Consulting Agreement shall terminate at that time.

5.       Profits on the Sale of Certain Shares; Redemption. If any of the events specified in Section 3(c) of this Agreement occur within one year from the last date the Optionee performed services for the Company as a consultant (the “Termination Date”) (or such longer period required by any written agreement), all profits earned from the sale of the Company’s securities, including the sale of shares of common stock underlying this Option, during the two-year period commencing one year prior to the Termination Date shall be forfeited and immediately paid by the Optionee to the Company. Further, in such event, the Company may at its option redeem shares of common stock acquired upon exercise of this Option by payment of the exercise price to the Optionee. The Company’s rights under this Section 5 do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

6.       Method of Exercise. The Options shall be exercisable by a written notice which shall:

(a)        state the election to exercise the Options, the number of shares to be exercised, the person in whose name the stock certificate or certificates for such shares of common stock is to be registered, address and social security number of such person (or if more than one, the names, addresses and social security numbers of such persons);

(b)        contain such representations and agreements as to the holder’s investment intent with respect to such shares of common stock as set forth in Section 11 hereof;

(c)        be signed by the person or persons entitled to exercise the Options and, if the Options are being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Options;

(d)        be accompanied by full payment of the exercise price by tender to the Company of an amount equal to the Exercise Price multiplied by the number of underlying shares being purchased (the “Purchase Price”), (i) by wire transfer or by certified check or bank cashier’s check, payable to the order of the Company; (ii) through a cashless exercise by surrendering such number of shares of common stock received upon exercise of the Options in accordance with Section 6(e) below; or (iii) by a combination of any of the foregoing methods.

(e) If the Fair Market Value (as defined below) of one share of common stock is greater than the Purchase Price (at the date of calculation as set forth below), in lieu of exercising the Options for cash, the Optionee may elect to pay the Exercise Price using a cashless exercise. If a cashless exercise is elected, the Company shall issue to the Optionee the number of shares of common stock computed using the following formula:

X = Y (A-B)

               A

Where:

X =	the number of shares of common stock to be issued to Optionee;

Y =	the portion of the Option (in number of shares of common stock) being exercised by Optionee (at the date of such calculation);

A =	the Fair Market Value (as defined below); and

B =	Exercise Price (as adjusted to the date of such calculation).

For purposes of this Agreement, Fair Market Value shall mean:

“Fair Market Value” shall mean: (i) if the principal trading market for such securities is a national securities exchange, the OTCQB or other market operated by the OTC Markets (or a similar system then in use), the average of the closing prices on the principal market the last five trading days immediately prior to such Exercise Date (as defined in Section 6(g) below); or (ii) if (i) is not applicable, the average of the high bid and low asked prices so reported for the trading day immediately prior to such Exercise Date.  Notwithstanding the foregoing, if there is no last reported sales price or bid and ask prices, as the case may be, for the day in question, then Fair Market Value shall be determined as of the latest day prior to such day for which such last reported sales price or bid and asked prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Fair Market Value shall be determined in good faith by, and reflected in a formal resolution of the board of directors of the Company.

(f)       be accompanied by payment of any amount that the Company, in its sole discretion, deems necessary to comply with any federal, state or local withholding requirements for income and employment tax purposes. If the Optionee fails to make such payment in a timely manner, the Company may: (i) decline to permit exercise of the Options or (ii) withhold and set-off against compensation and any other amounts payable to the Optionee the amount of such required payment. Such withholding may be in the shares underlying the Options at the sole discretion of the Company.

(g)       Upon receipt of the Purchase Price in Section 6(d) together with written notice, the Company will deliver to the Optionee, as promptly as possible, a certificate or certificates representing the shares of common stock so purchased, registered in the name of the Optionee or its transferee (as permitted under Section 12 below). With respect to any exercise of the Options, the Optionee will for all purposes be deemed to have become the holder of record of the number of shares of common stock purchased hereunder on the date a properly executed notice and payment of the Purchase Price is received by the Company (the “Exercise Date”), irrespective of the date of delivery of the certificate evidencing such shares, except that, if the date of such receipt is a date on which the stock transfer books of the Company are closed, such person will be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

7.       Sale of Shares Acquired Upon Exercise of Options;Delivery of Shares.

(a)       If the Optionee is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”)) or a director of the Company, any shares of the Company’s common stock acquired pursuant to the Options cannot be sold by the Optionee until at least six months elapse from the Grant Date except in case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

(b)       The Executive Committee of the Board of Directors has approved permiting the Optionee to used shares of common stock to pay federal, state and local taxes and the exercise price in accordance with the exemption under Rule 16b-3 under the Securities Exchange Act of 1934.

8.       Adjustments. Upon the occurrence of any of the following events, the Optionee’s rights with respect to the Options shall be adjusted as hereinafter provided unless otherwise specifically provided in a written agreement between the Optionee and the Company relating to the Options:

(a)       If the shares of common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of its common stock as a stock dividend on its outstanding common stock, the number of shares of common stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the exercise price per share to reflect such subdivision, combination or stock dividend.

(b)       If the Company is to be consolidated with or acquired by another entity, the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall either (i) make appropriate provision for the continuation of the Options by substituting on an equitable basis for the shares underlying the Options the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition or consolidation; or (ii) terminate all the Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to the Options over the exercise price thereof.

(c) In the event of a recapitalization or a reorganization of the Company (other than a transaction described in Section 8(b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of common stock, the Optionee upon exercising the Options shall be entitled to receive for the purchase price paid upon such exercise, the securities the Optionee would have received if the Optionee had exercised the Options prior to such recapitalization or reorganization. Except as expressly provided herein, no issuance by the Company of shares of common stock of any class or securities convertible or exercisable into shares of common stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to the Options. No adjustments shall be made for dividends or other distributions paid in cash or in property other than securities) With respect to shares issued in accordance with this Section 8, no fractional shares shall be issued and the Optionee shall receive from the Company cash in lieu of such fractional shares.

(f)       The Board or the Successor Board shall determine the specific adjustments to be made under this Section 8, and its determination shall be conclusive. If the Optionee receives securities or cash in connection with a corporate transaction described in Section 8(a), (b) or (c) above as a result of holding the Options, such securities or cash shall be subject to all of the conditions and restrictions applicable to the Options with respect to which such securities or cash were issued, unless otherwise determined by the Board or the Successor Board.

9.         Necessity to Become Holder of Record. Neither the Optionee, the Optionee’s estate, nor any Transferee shall have any rights as a shareholder with respect to any shares underlying the Options until such person shall have become the holder of record of such shares. No dividends or cash distributions, ordinary or extraordinary, shall be provided to the holder if the record date is prior to the date on which such person became the holder of record thereof.

10. Reservation of Right to Terminate Relationship. Nothing contained in this Agreement shall restrict the right of the Company to terminate the relationship of the Optionee at any time, with or without cause. The termination of the relationship of the Optionee by the Company, regardless of the reason therefor, shall have the results provided for in Sections 3 and 4 of this Agreement.

11.        Conditions to Exercise of Options. If a Registration Statement on Form S-8 (or any successor Form) is not effective as to the shares of common stock issuable upon exercise of the Options, the remainder of this Section 11 is applicable as to federal law. In order to enable the Company to comply with the Securities Act of 1933 (the “Securities Act”) and relevant state law, the Company may require the Optionee, the Optionee’s estate, or any Transferee as a condition of the exercising of the Options granted hereunder, to give written assurance satisfactory to the Company that the shares subject to the Options are being acquired for such person’s own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares either shall be made pursuant to a registration statement under the Securities Act and applicable state law which has become effective and is current with regard to the shares being sold, or shall be pursuant to an exemption from registration under the Securities Act and applicable state law.

The Options are subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares of common stock underlying the Options upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with the issue or purchase of shares underlying the Options, the Options may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected.

12.        Transfer. No transfer of the Options by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the letters testamentary or such other evidence as the Board may deem necessary to establish the authority of the estate and the acceptance by the Transferee or Transferees of the terms and conditions of the Options.

13.        Duties of the Company. The Company will at all times during the term of the Options:

(a)        Reserve and keep available for issue such number of shares of its authorized and unissued common stock as will be sufficient to satisfy the requirements of this Agreement;

(b)        Pay all original issue taxes with respect to the issue of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith; and

(c)        Use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

14.       Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

15.       Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, except to the extent a party is seeking equitable relief, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Montgomery County, PA (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

16.       Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

17.       Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, as follows:

The Optionee:	To the Optionee at the address on the signature page of this Agreement

The Company:	VerifyMe, Inc. 409 Boot Road Downingtown, PA 19335 Attention: Scott McPherson Email: samcpherson@mcphersoncpa.com

with a copy to:	Michael D. Harris, Esq.
Nason, Yeager, Gerson, White & Lioce, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410
Email: mharris@nasonyeager.com

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

18.       Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses.

19.       Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the laws of the State of Nevada without regard to choice of law considerations.

20.       Oral Evidence. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

22.       Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

23.       Stop-Transfer Orders.

(a)       The Optionee agrees that, in order to ensure compliance with the restrictions set forth in this Agreement, the Company may issue appropriate “stop transfer” instructions to its duly authorized transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(b)       The Company shall not be required (i) to transfer on its books any shares of the Company’s common stock that have been sold or otherwise transferred in violation of this Agreement or (ii) to treat the owner of such shares of common stock or to accord the right to vote or pay dividends to any purchaser or other Transferee to whom such shares of common stock shall have been so transferred.

[Signature Page To Follow]

IN WITNESS WHEREOF the parties hereto have set their hand and seals the day and year first above written.

VERIFYME, INC.

By:	/s/ Norman Gardner
Norman Gardner
Chief Executive Officer

OPTIONEE:

/s/ Patrick White
Patrick White

Address of the Optionee: